This series has sub-administrators and sub-advisors as follows:

Oppenheimer Select Managers Mercury Advisors S&P 500 Index Fund and Oppenheimer Select Managers Mercury Advisors Focus Growth Fund have Fund Asset Mangagement, Inc. as their sub-administrator.

Oppenheimer Select Managers QM Active Balanced Fund's sub-advisor is The Prudential Investment Corporation.

Oppenheimer Select Managers Jennison Growth Fund's sub-advisor is
Jennison Associates LLC.

Oppenheimer Select Managers Salomon Brothers Capital Fund's sub-advisor is Salomon Brothers Asset Management, Inc.

Oppenheimer Select Managers Gartmore Millennium Growth Fund's sub-advisor is Villanova Mutual Fund Capital Trust.